SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        Date of Report: November 23, 1999



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




                     Delaware                          52-1555759
             (State of Incorporation)              (I.R.S. Employer
                                                   Identification No.)



                35 West Watkins Mill Road, Gaithersburg, MD 20878
                (Address of principal executive office (Zip Code)


Registrant's telephone number, including area code (301) 417-0770


No Exhibits are being filed with this report


CytoGam, RespiGam and Synagis are registered trademarks of the Company.

MEDIMMUNE, INC.
Current Report on Form 8-K

ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated November 23, 1999:

FOR IMMEDIATE RELEASE



               MEDIMMUNE COMPLETES ACQUISITION OF U.S. BIOSCIENCE

Gaithersburg, MD, and West Conshohocken, PA, November 23, 1999 --- MedImmune, Inc. (Nasdaq: MEDI) and U.S. Bioscience (Amex: UBS) have completed their previously announced merger following today's approval of the transaction by U.S. Bioscience shareholders. U.S. Bioscience stockholders will receive 0.15 MedImmune shares for each U.S. Bioscience share they own, with cash to be paid in lieu of fractional shares.

The merger has an approximate equity value of $580 million, or a transaction value of $529 million (net of cash and investments), based on 30.5 million fully diluted U.S. Bioscience shares and MedImmune's last sale price as quoted on NASDAQ on November 22, 1999 of $126.75 per share.

MedImmune, Inc. located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer.

U.S.  Bioscience,  Inc.,  based  in  West  Conshohocken,   Pennsylvania,   is  a
pharmaceutical   company   primarily   specializing   in  the   development  and
commercialization of products for patients with cancer.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors. Risk factors and uncertainties are discussed in the company's filings with the U.S. Securities and Exchange Commission, including the combined proxy statement/S-4 Registration Statement filed in connection with the U.S. Bioscience acquisition, and include, without limitation, the risks to successfully integrate the operations of the two companies.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         MEDIMMUNE, INC.
                         ----------------
                         (Registrant)



                         /s/David M. Mott
November 23, 1999        ----------------
Signed by:               David M. Mott, Vice Chairman and
                         Chief Financial Officer